Exhibit (d)(8)

MUTUAL NONDISCLOSURE AGREEMENT

THIS AGREEMENT is made February 7, 2008 between Blackbaud Inc., a Delaware corporation (“Blackbaud”), and Kintera, Inc., a Delaware corporation (“Company”).

1. Purpose. Blackbaud and Company wish to explore a business possibility (the “Proposed Transaction”) under which each may disclose, by themselves or through their respective representatives, attorneys or agents, its Confidential Information to the other.

Definition. “Confidential Information” means any information, technical data, or know-how, including, but not limited to, that which relates to research, product plans, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing or finances, the identity of the parties, financial and business plans, strategies and projections, or that is of such a nature that would reasonably be construed as confidential or proprietary which Confidential Information is designated in writing to be confidential or proprietary, or if given orally, is identified as confidential at the time of disclosure or confirmed promptly in writing as having been disclosed as confidential or proprietary. Notwithstanding the foregoing, Confidential Information shall not include: (i) information that at the time of disclosure is generally available to the public or is otherwise available to the receiving party other than on a confidential basis; (ii) information that, after disclosure, becomes generally available to the public by publication or otherwise through no fault of the receiving party; (iii) information disclosed to the receiving party by a third party not under an obligation of confidentiality to the disclosing party; or (iv) information that can be clearly demonstrated to be developed by an employee, agent or contractor of the party independently of the disclosures by the disclosing party. In the event that a party or its representative is required by applicable law, regulation or legal process to disclose any of the Confidential Information, such party will notify the other party promptly so that the other party may seek a protective order or other appropriate remedy, consult with such party regarding taking steps to resist or narrow the scope of the required disclosure or, in the other party’s sole discretion, waive compliance with the terms of this Confidentiality Agreement. Such party and its representatives will cooperate fully with the other party and its representatives in any attempt by such party to obtain any such protective order or other remedy. In the event that no such protective order or other remedy is obtained, or that the other party waives compliance with the terms of this Agreement, such party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information disclosed.

2. Nondisclosure of Confidential Information. Blackbaud and Company agree, and agree to use its best efforts to cause any employee or third party with access to Confidential Information, not to use the Confidential Information disclosed to it by the other party for its own use or for any purpose except to carry out discussions concerning and the undertaking of any business relationship between the two. Neither will disclose the Confidential Information of the other to third parties or to the receiving party’s employees except for such attorneys, bankers, advisors and employees who are required to have the information in order to carry out the contemplated business. Each has had or will have such third parties and employees to whom Confidential Information of the other is disclosed, or who will have access to Confidential Information of the other, be bound by an obligation of confidentiality in content substantially similar to this Agreement and will notify the other in writing of the names of each such third party and employee upon request by the other party. Each agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized hereunder to have any such information, which measures shall include the highest degree of care that the receiving party utilizes to protect its own Confidential Information of a similar nature. Each party agrees to notify the other in writing of any misuse or misappropriation of Confidential Information of the other that may come to its attention. Each party understands that, except as otherwise agreed in writing, the Confidential Information which it may receive concerning the other party’s future plans with respect to the business possibility is tentative and is not intended to represent firm decisions by the other party concerning the implementation of such plans.

MUTUAL NONDISCLOSURE AGREEMENT

Confidential Information provided hereunder, by one party to the other, does not represent or imply any commitment beyond the express terms of this Agreement.

3. Return of Materials. Any materials or documents that have been furnished by one party to the other will be promptly returned or destroyed (with a certificate of destruction executed by an appropriate officer of recipient) where returning such material is impractical, accompanied by all copies of such documentation, after the business possibility has been rejected or concluded.

4. Patent or Copyright Infringement. Nothing in this Agreement is intended to grant any rights under any patent or copyright of either party, nor shall this Agreement grant either party any rights in or to the other party’s Confidential Information, except the limited right to review such Confidential Information solely for the purposes of determining whether to enter into the proposed business relationship between the parties.

5. Term. The foregoing commitments in this Agreement shall terminate three (3) years following the date of this Agreement.

6. Miscellaneous. This Agreement shall be binding upon and for the benefit of the undersigned parties, their successors and assigns, provided that Confidential Information may not be assigned without the prior written consent of the disclosing party. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof shall remain in full force and effect and such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, and shall in no way be affected, impaired or invalidated. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument. This Agreement constitutes the entire agreement between the parties concerning the confidentiality of the Confidential Information in connection with the Proposed Transaction and related matters and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether oral or written, between the parties relating to the same and all past courses of dealing or industry custom.

7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, and shall be binding upon the parties hereto in the United States and worldwide.

8. Securities Laws. Each party hereby acknowledges that it is aware, and that it will advise such directors, officers, employees, consultants, and representatives who are informed as to the matters which are the subject of this Agreement, that securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Each party agrees it will abide by these laws with respect to its receipt and possession of Confidential Information of the other.

9. Remedies. Each party agrees that its obligations hereunder are necessary and reasonable in order to protect the other party and the other party’s business, and expressly agrees that monetary damages would be inadequate to compensate the other party for any breach of any covenant or agreement set forth herein. Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other party shall be entitled to obtain injunctive relief against the threatened

MUTUAL NONDISCLOSURE AGREEMENT

breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages.

BLACKBAUD, INC.

By:	/s/ Robert E. Hughes
Printed Name:	Robert E. Hughes
Title:	VP of Corporate Development
Date:	2/7/08

KINTERA, INC. (“Company”)

By:	/s/ Richard LaBarbera
Printed Name:	Richard LaBarbera
Title:	CEO & President
Date:	2/7/ 08